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                                                                   EXHIBIT 99(B)


March 29, 2002



Securities and Exchange Commission
Washington, DC 20549

Arthur Andersen LLP has represented to Consumers Energy Company that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to this audit.

Sincerely,
/s/ Dennis DaPra
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Dennis DaPra
Senior Vice President
Accounting & Regulatory Affairs